Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $2.17, A 42.8 PERCENT INCREASE COMPARED TO $1.52 IN 2005; RECORD 2006 SALES FROM CONTINUING OPERATIONS OF $404.0 MILLION, AN INCREASE OF 13.9 PERCENT OVER 2005; OPERATING MARGINS OF 24.4 PERCENT INCREASED 460 BASIS POINTS VERSUS PRIOR YEAR; AN INCREASE IN AFTER TAX INCOME FROM CONTINUING OPERATIONS OF 49.4 PERCENT.
Ann Arbor, Michigan — February 14, 2007
     Kaydon Corporation (NYSE:KDN) today announced financial results for the fourth quarter and full year ended December 31, 2006. On a full-year basis, record sales from continuing operations of $404.0 million were up 13.9 percent, after tax income from continuing operations increased 49.4 percent and diluted earnings per share from continuing operations were up 42.8 percent, to $2.17, versus 2005. Fourth quarter sales from continuing operations increased 11.7 percent to a record $100.1 million. Fourth quarter operating income from continuing operations increased 22.9 percent to $24.0 million, equal to 24.0 percent of sales. Fourth quarter after tax income from continuing operations increased 22.6 percent, and diluted earnings per share of $.55 were up 19.6 percent, compared with the fourth quarter of last year.
Highlights — Continuing Operations — Full Year 2006 compared with Full Year 2005
•	Sales increased 13.9 percent, to a record $404.0 million, on strengthened demand across most key product lines.

•	Operating income equaled $98.7 million, or 24.4 percent of sales, an increase of 40.6 percent compared to $70.2 million, or 19.8 percent of sales, last year.

•	After tax income increased 49.4 percent to $69.5 million, or 17.2 percent of sales, compared to $46.5 million, or 13.1 percent of sales, last year.

•	Diluted earnings per share increased 42.8 percent to $2.17.

•	Net cash flow from operating activities for the year increased 118.0 percent, to $89.9 million, versus $41.2 million in 2005.

•	EBITDA increased 33.9 percent to $116.1 million, equal to 28.7 percent of sales, and covered interest expense by 12.2 times.

•	Cash and cash equivalents equaled $370.8 million at the end of 2006.
     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “Our financial and shareholder performance in 2006 demonstrated the strength of our proprietary product positions and disciplined strategic direction. We believe our strong order intake during the year, combined with increased current incoming order rates and customer product availability inquiries, lay the foundation for increased operating performance in the current year.”
     In commenting further, Mr. Campbell said, “The positive results we experienced in 2006 reflect the success of our efforts to drive growth through new product development and application engineering, our continued success in providing performance critical products to meet demanding customer needs, and the operational excellence initiatives executed by the Kaydon Team.”
Additional Data on Fourth Quarter and Full Year 2006 Results
     Sales from continuing operations during the fourth quarter of 2006 equaled a record $100.1 million compared to $89.7 million during the fourth quarter of 2005, an 11.7 percent increase. The Company generated increased sales across most of its product lines, including specialty bearings, split roller bearings, specialty ball products, velocity control products, sealing products, air and liquid filtration products, and specialty metal alloys. Sales of continuing operations for the full year 2006 were $404.0 million, an increase of 13.9 percent compared to $354.6 million during 2005.
     Gross profit from continuing operations equaled $41.4 million or 41.3 percent of sales during the fourth quarter of 2006 as compared to $37.2 million or 41.5 percent of sales during the fourth quarter of 2005. Gross profit from continuing operations equaled $167.4 million or 41.4 percent of sales during the full year 2006 as compared to $139.0 million or 39.2 percent of sales during the full year 2005.
     Selling, general, and administrative (“SG&A”) expenses of continuing operations equaled $17.4 million, or 17.4 percent of sales, during the fourth quarter of 2006, as compared to $17.6 million, or 19.7 percent of sales, during the fourth quarter of 2005. SG&A expenses of continuing operations equaled $68.7 million, or 17.0 percent of sales, during the full year 2006 as compared to $68.9 million, or 19.4 percent of sales, during full year 2005.
     Operating income from continuing operations during the fourth quarter of 2006 was $24.0 million, or 24.0 percent of sales, compared to $19.5 million, or 21.8 percent of sales in 2005, an increase of 22.9 percent. Operating income from continuing operations during full year 2006 was $98.7 million, compared to $70.2 million in 2005, an increase of 40.6 percent.

     Interest income increased to $4.6 million during the fourth quarter of 2006, compared with $3.0 million during the fourth quarter of 2005. Interest income increased to $16.3 million during full year 2006, compared with $8.7 million during 2005.
     The effective tax rate for continuing operations for the fourth quarter of 2006 was 32.7 percent, which compares to an effective tax rate of 28.7 percent in 2005’s fourth quarter. The effective tax rates in both periods were reduced primarily by deductions recognized for financial reporting purposes after examinations by taxing authorities, or after the expiration of applicable review periods. For the full year 2006, the effective tax rate for continuing operations was 34.0 percent compared to 32.9 percent in 2005. The Company expects the effective tax rate for 2007 to be approximately 36.0 - 36.5 percent.
     Income from continuing operations for the fourth quarter of 2006 was $17.7 million or $.55 per share on a diluted basis, based on 34.8 million common shares outstanding. During the fourth quarter of 2005 Kaydon generated income from continuing operations of $14.4 million or $.46 per share on a diluted basis, based on 34.7 million common shares outstanding. Income from continuing operations for the full year 2006 was $69.5 million or $2.17 per share on a diluted basis, based on 34.8 million common shares outstanding; full year 2005 income from continuing operations was $46.5 million or $1.52 per share on a diluted basis, based on 34.7 million common shares outstanding.
     Income from discontinued operations for the full year 2005 equaled $27.4 million, including the after tax gain of $25.4 million on the sale of the former Power and Data Transmission Products Group. Diluted earnings per share from discontinued operations for the full year 2005 were $.79, based on 34.7 million common shares outstanding.
     Including discontinued operations, net income for the full year 2005 was $73.9 million, equal to diluted earnings per share of $2.30.
     Order entry for continuing operations during the fourth quarter of 2006 equaled $96.7 million, bringing total order entry for 2006 to $405.3 million, which compares to $112.7 million in 2005’s fourth quarter, and $398.3 million for fiscal 2005. In each of 2005 and 2006, a major customer in the wind energy industry placed large, single orders for a substantial amount of their specialty bearings requirements for the following year; these orders occurred in the fourth quarter of 2005 for delivery in 2006, and occurred in the second quarter of 2006 for delivery through 2007. This variability in orders affects quarterly year-over-year comparisons. Backlog equaled $151.6 million at December 31, 2006, compared to backlog of $150.2 million at December 31, 2005.
     Net cash flow from operating activities of continuing operations during the fourth quarter 2006 increased to $34.5 million, or 34.5 percent of sales, compared to fourth quarter 2005 cash flow from operations of $10.1 million. During the fourth quarter 2006, the Company paid common stock dividends of $3.4 million and invested $10.9 million in net capital expenditures, $6.0 million of which related to the Company’s two previously disclosed major growth initiatives to increase capacity to serve the rapidly growing wind energy, and medical and security equipment markets.

     Reflecting primarily increased income from continuing operations and our ongoing focus on working capital management, net cash flow from operating activities for full year 2006 totaled $89.9 million. Net cash flow from operating activities for full year 2005 totaled $41.2 million, after giving effect to a $16.6 million tax payment related to a divestiture. During 2006, the Company repurchased a total of 96,355 shares of Company common stock for $3.4 million, paid common stock dividends of $13.5 million, and invested $26.3 million in net capital expenditures, including $11.7 million related to the two growth initiatives mentioned above. Primarily due to these growth initiatives, the Company currently expects to spend approximately $40 million on capital expenditures during 2007. Cash and cash equivalents equaled $370.8 million at December 31, 2006.
     Driven by higher net cash flow from operating activities, free cash flow, defined as net cash flow from operating activities less capital expenditures, equaled $23.6 million during the fourth quarter 2006, as compared to $4.4 million during the fourth quarter 2005. Free cash flow for the full year 2006 totaled $63.6 million, as compared to $28.7 million during 2005. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     Depreciation and amortization of continuing operations equaled $4.4 million during the fourth quarter of 2006, compared to $4.2 million during the comparable period last year. Depreciation and amortization of continuing operations for 2006 equaled $17.4 million, compared to $16.5 million in 2005.
     EBITDA from continuing operations, or earnings before interest, taxes, depreciation and amortization, improved to $28.4 million, equal to 28.4 percent of sales, during the fourth quarter 2006 as compared to $23.8 million during the fourth quarter 2005. For the full year 2006, EBITDA from continuing operations equaled $116.1 million, an increase of 33.9 percent over the $86.7 million of EBITDA generated from continuing operations in 2005, and covered 2006 interest expense by 12.2 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2006 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-866-564-7439 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.vcall.com/IC/CEPage.asp?ID=113428 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “4Q and Full Year 2006 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Wednesday, February 21, 2007 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 2812304.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “potential,” “projects,” “approximately,” “looking forward to” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it does not guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$370,789,000	$320,804,000
Accounts receivable, net	54,066,000	50,869,000
Inventories, net	56,043,000	51,783,000
Other current assets	17,012,000	14,671,000

Total current assets	497,910,000	438,127,000

Plant and equipment, net	95,280,000	79,603,000

Goodwill, net	119,484,000	117,168,000
Other intangible assets, net	21,271,000	24,288,000
Other assets	3,611,000	11,401,000

Total assets	$737,556,000	$670,587,000

Liabilities and Shareholders’ Equity:

Accounts payable	$23,044,000	$18,192,000
Accrued expenses	28,588,000	26,552,000

Total current liabilities	51,632,000	44,744,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	52,744,000	66,167,000

Total long-term liabilities	252,744,000	266,167,000

Shareholders’ equity	433,180,000	359,676,000

Total liabilities and shareholders’ equity	$737,556,000	$670,587,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Fourth Quarter Ended		Full Year
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net sales	$100,147,000	$89,653,000	$403,992,000	$354,558,000
Cost of sales	58,742,000	52,477,000	236,566,000	215,528,000

Gross profit	41,405,000	37,176,000	167,426,000	139,030,000
Selling, general, and administrative expenses	17,390,000	17,643,000	68,746,000	68,854,000

Operating income from continuing operations	24,015,000	19,533,000	98,680,000	70,176,000
Interest income	4,567,000	3,045,000	16,253,000	8,747,000
Interest expense	(2,365,000)	(2,376,000)	(9,554,000)	(9,579,000)

Income from continuing operations before income taxes	26,217,000	20,202,000	105,379,000	69,344,000
Provision for income taxes	8,560,000	5,794,000	35,871,000	22,814,000

Income from continuing operations	17,657,000	14,408,000	69,508,000	46,530,000
Income from discontinued operations before income taxes (including in 2005 the gain on disposal of $41.0 million)	—	—	—	43,943,000
Provision for income taxes	—	—	—	16,584,000

Income from discontinued operations	—	—	—	27,359,000

Net income	$17,657,000	$14,408,000	$69,508,000	$73,889,000

Weighted average common shares outstanding
Basic	27,819,000	27,772,000	27,829,000	27,800,000
Diluted	34,758,000	34,676,000	34,768,000	34,706,000

Earnings per share — continuing operations
Basic	$0.63	$0.52	$2.50	$1.67

Diluted	$0.55	$0.46	$2.17	$1.52

Earnings per share — discontinued operations
Basic	—	—	—	$0.98

Diluted	—	—	—	$0.79

Earnings per share
Basic	$0.63	$0.52	$2.50	$2.66

Diluted	$0.55	$0.46	$2.17	$2.30

Dividends declared per share	$0.12	$0.12	$0.48	$0.48

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$17,657,000	$14,408,000	$69,508,000	$73,889,000
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of tax	—	—	—	(27,359,000)
Depreciation	2,859,000	2,750,000	11,234,000	10,740,000
Amortization of intangible assets	770,000	787,000	3,078,000	3,091,000
Amortization of stock awards	756,000	681,000	3,114,000	2,682,000
Stock option compensation expense	28,000	—	274,000	—
Excess tax benefit from stock-based compensation	(38,000)	—	(623,000)	—
Deferred financing fees	387,000	387,000	1,548,000	1,560,000
Net change in receivables, inventories and trade payables	11,190,000	6,366,000	(1,259,000)	(7,046,000)
Net change in other assets and liabilities	900,000	(15,275,000)	2,986,000	(16,333,000)

Net cash from operating activities	34,509,000	10,104,000	89,860,000	41,224,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(10,869,000)	(5,717,000)	(26,294,000)	(12,560,000)
Acquisitions of businesses, net of cash acquired	—	—	—	(42,668,000)
Proceeds from the sale of discontinued operations	—	(987,000)	—	71,413,000

Net cash from (used in) investing activities	(10,869,000)	(6,704,000)	(26,294,000)	16,185,000

Cash flows from financing activities:
Cash dividends paid	(3,382,000)	(3,379,000)	(13,530,000)	(13,528,000)
Payments on debt	(17,000)	(16,000)	(66,000)	(62,000)
Excess tax benefit from stock-based compensation	38,000	—	623,000	—
Proceeds from exercise of stock options	—	—	1,003,000	1,000,000
Purchase of treasury stock	—	—	(3,404,000)	(6,102,000)
Credit facility issuance costs	—	(940,000)	—	(940,000)

Net cash used in financing activities	(3,361,000)	(4,335,000)	(15,374,000)	(19,632,000)

Effect of exchange rate changes on cash and cash equivalents	985,000	68,000	1,793,000	612,000
Cash from discontinued operations	—	—	—	3,829,000

Net increase in cash and cash equivalents	21,264,000	(867,000)	49,985,000	42,218,000

Cash and cash equivalents — Beginning of period	349,525,000	321,671,000	320,804,000	278,586,000

Cash and cash equivalents — End of period	$370,789,000	$320,804,000	$370,789,000	$320,804,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Fourth Quarter Ended		Full Year
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net sales

Friction and Motion Control Products
External customers	$58,710	$50,925	$233,843	$194,566
Intersegment — continuing operations	41	40	187	126
Intersegment — discontinued operations	—	—	—	302

	58,751	50,965	234,030	194,994

Velocity Control Products
External customers	13,314	11,012	56,733	53,839
Intersegment — continuing operations	—	—	—	(1)

	13,314	11,012	56,733	53,838

Sealing Products
External customers	10,103	10,069	42,085	38,632
Intersegment — continuing operations	(18)	(33)	(89)	(88)

	10,085	10,036	41,996	38,544

Other
External customers	18,020	17,647	71,331	67,219
Intersegment — continuing operations	(23)	(7)	(98)	(37)

	17,997	17,640	71,233	67,182

Total consolidated net sales	$100,147	$89,653	$403,992	$354,558

	Fourth Quarter Ended		Full Year
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Operating income

Friction and Motion Control Products	$17,363	$14,620	$67,949	$49,502
Velocity Control Products	2,474	1,790	12,934	12,162
Sealing Products	2,023	2,120	6,411	5,944
Other	2,205	1,314	6,462	4,616

Total segment operating income	24,065	19,844	93,756	72,224
State income tax provision included in segment operating income	699	612	2,955	1,862
Items not allocated to segment operating income	(749)	(923)	1,969	(3,910)
Interest income	4,567	3,045	16,253	8,747
Interest expense	(2,365)	(2,376)	(9,554)	(9,579)

Income from continuing operations before income taxes	$26,217	$20,202	$105,379	$69,344

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
Free cash flow (non-GAAP) from continuing operations

	Fourth Quarter Ended		Full Year
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net cash from operating activities (GAAP)	$34,509	$10,104	$89,860	$41,224
Capital expenditures	(10,869)	(5,717)	(26,294)	(12,560)

Free cash flow (non-GAAP)	$23,640	$4,387	$63,566	$28,664

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.
Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP) from continuing operations

	Fourth Quarter Ended		Full Year
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Income from continuing operations (GAAP)	$17,657	$14,408	$69,508	$46,530
Net interest (income)/expense	(2,202)	(669)	(6,699)	832
Income tax expense	8,560	5,794	35,871	22,814
Depreciation and amortization	4,385	4,218	17,426	16,513

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$28,400	$23,751	$116,106	$86,689

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.